Exhibit 99.1

Netcapital Announces First Quarter Fiscal 2025 Financial Results

●	Management to Host Earnings Call on September 17, 2024 at 11:00 a.m. ET

BOSTON, MA – September 16, 2024 – Netcapital Inc. (Nasdaq: NCPL, NCPLW) (the “Company”), a digital private capital markets ecosystem, today announced financial results for the first quarter of fiscal year 2025 ended July 31, 2024.

“This was a challenging quarter for us, driven primarily by a decrease in revenues for services that we provide in exchange for equity securities,” said Martin Kay, CEO of Netcapital Inc. “However, we have taken what we believe are important steps to lay the groundwork for future opportunities. In May 2024, for example, we announced that our wholly-owned subsidiary, Netcapital Securities Inc. applied for broker-dealer registration with the Financial Industry Regulatory Authority (“FINRA”). We believe that by having a registered broker-dealer, it could create opportunities to expand our revenue base by hosting and generating additional fees from Reg A+ and Reg D offerings on the Netcapital platform. In addition, in July 2024, we announced the launch of our beta version of a secondary trading platform through the Templum ATS to a closed group of users. This secondary trading platform has been designed to provide investors who purchase stock through the Netcapital funding portal with the potential for secondary trading through access to the Templum ATS.”

The operation of the Templum ATS remains subject to extensive regulation and oversight. Any regulatory delays or objections will result in delays in our ability to launch the proposed secondary trading platform, if at all.

Netcapital Securities Inc.’s application to become a registered broker-dealer remains subject to regulatory approval and/or licensing from the Financial Regulatory Authority (FINRA) and the Securities and Exchange Commission (SEC). No assurance can be given as to when or if such approvals may be granted or when, if at all, Netcapital will be able to expand the services it offers.

First Quarter Fiscal 2025 Financial Highlights

●	Revenue decreased approximately 91% year-over-year to $142,227, compared to revenue of $1,519,809 million in the first quarter of fiscal year 2024.

●	Total funding portal revenues (consisting of portal fees, listing fees and a 1% equity fee) decreased approximately 62% year-over-year to $142,056 compared to $375,856 in the first quarter of fiscal 2024.

●	Operating loss of ($2,508,237) for the first quarter fiscal 2025 as compared to ($749,020) for the first quarter fiscal 2024, an increase of 235%

●	Net loss of ($2,527,170) in the first quarter fiscal 2025, compared to net loss of ($491,655), for the same period in the prior year, an increase of 414%

●	Loss per share of ($5.10) in the first quarter year ended July 31, 2024, increased approximately 11% compared to loss per share of ($4.61) for the same period in the prior year.

●	As of July 31, 2024, the Company had cash and cash equivalents of $855,181.

Conference Call Information

The Company will host an investor conference call on Tuesday, September 17, 2024, at 11:00 a.m. ET.

Participant access: 844-985-2012 or 973-528-0138

Conference entry code: 844301

For additional disclosure regarding Netcapital’s operating results, please refer to the Quarterly Report on Form 10-Q for the period ended July 31, 2024, which has been filed with the Securities and Exchange Commission.

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The Company’s consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies. The Company’s funding portal, Netcapital Funding Portal, Inc. is registered with the U.S. Securities & Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association.

Forward Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Contact

800-460-0815

ir@netcapital.com

NETCAPITAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31, 2024 (Unaudited)	April 30, 2024 (Audited)
Assets:
Cash and cash equivalents	$855,181	$863,182
Accounts receivable net	-	134,849
Note receivable	20,000	20,000
Interest receivable	1,600	1,200
Prepaid expenses	48,160	23,304
Total current assets	924,941	1,042,535

Deposits	6,300	6,300
Notes receivable - related parties	202,000	202,000
Purchased technology, net	14,724,136	14,733,005
Investment in affiliate	240,080	240,080
Equity securities	25,343,513	25,333,386
Total assets	$41,440,970	$41,557,306

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,180,487	$793,325
Accrued expenses	236,758	310,300
Deferred revenue	445	466
Interest payable	94,703	92,483
Current portion of SBA loans	1,885,800	1,885,800
Loan payable - bank	34,324	34,324
Total current liabilities	3,432,517	3,116,698

Long-term liabilities:
Long-term SBA loans, less current portion	500,000	500,000
Total liabilities	3,932,517	3,616,698

Commitments and contingencies	-	-

Stockholders’ equity:
Common stock, $.001 par value; 900,000,000 shares authorized, 579,153 and 326,867 shares issued and outstanding	579	327
Shares to be issued	122,264	122,124
Capital in excess of par value	39,433,217	37,338,594
Retained earnings (deficit)	(2,047,607)	479,563
Total stockholders’ equity	37,508,453	37,940,608
Total liabilities and stockholders’ equity	$41,440,970	$41,557,306

NETCAPITAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended	Three Months Ended
	July 31, 2024	July 31, 2023

Revenues	$142,227	$1,519,809
Costs of services	10,220	18,053
Gross profit	132,007	1,501,756

Costs and expenses:
Consulting expense	97,381	163,942
Marketing	6,898	241,888
Rent	19,116	19,610
Payroll and payroll related expenses	1,136,593	1,037,042
General and administrative costs	1,380,256	788,294
Total costs and expenses	2,640,244	2,250,776
Operating loss	(2,508,237)	(749,020)

Other income (expense):
Interest expense	(10,464)	(13,304)
Amortization of intangible assets	(8,869)	(28,331)
Other income	400	-
Total other income (expense)	(18,933)	(41,635)
Net loss before taxes	(2,527,170)	(790,655)
Income tax expense (benefit)	-	(299,000)
Net loss	$(2,527,170)	$(491,655)

Basic loss per share	$(5.10)	$(4.61)
Diluted loss per share	$(5.10)	$(4.61)

Weighted average number of common shares outstanding:
Basic	495,319	106,732
Diluted	495,319	106,732